UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported) August 16, 2010

AutoNation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 SW 1st Ave

Fort Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2010, the board of directors (the “Board”) of AutoNation, Inc. (the “Company”) approved (the “Board Approval”), solely for purposes of Section 203 of the Delaware General Corporation Law (“DGCL 203”), the acquisition by Cascade Investment, L.L.C. (“Cascade”) and the Bill & Melinda Gates Foundation Trust (the “Trust,” and together with Cascade, William H. Gates III, sole member of Cascade and co-trustee of the Trust, Melinda French Gates, co-trustee of the Trust, and certain affiliates of such persons, the “Exempt Persons”), whether in a single transaction or multiple transactions from time to time, of additional shares of the Company’s common stock. In the aggregate, Cascade and the Trust currently own 22,657,788 shares, or approximately 15%, of the Company’s outstanding common stock.

DGCL 203 restricts, for a period of three years following the time that a stockholder becomes an “interested stockholder” (generally defined as a stockholder owning 15% or more of the voting stock of a corporation), certain transactions defined as “business combinations” between a Delaware corporation and an interested stockholder, unless prior to such time the corporation’s board of directors approves either the business combination or the transaction resulting in the stockholder becoming an interested stockholder. Subject to the provisions of the stockholder agreement described below, the Exempt Persons may utilize the Board Approval to acquire additional shares of the Company’s common stock without becoming subject to the restrictions on business combination transactions set forth in DGCL 203.

In connection with the Board Approval, the Company entered into an agreement, dated August 16, 2010, with Cascade and the Trust (the “Stockholder Agreement”). Under the terms of the Stockholder Agreement, the Exempt Persons may not engage in any “business combination” (as defined under DGCL 203) with the Company, for a period commencing on August 16, 2010 and continuing through three years from the date on which the Exempt Persons become interested stockholders under DGCL 203 (the “Limitation Period”), unless such transaction is approved by a majority of the Company’s Disinterested Directors (as defined in the Stockholder Agreement) and, if approval of the Company’s shareholders is required by law (other than DGCL 203) or the Company’s Certificate of Incorporation and/or Bylaws with respect to any such transaction, by a majority of the Disinterested Shareholders (as defined in the Stockholder Agreement). The Stockholder Agreement also provides that during the Limitation Period, Cascade and the Trust must provide written notice to the Company ten days prior to the Exempt Persons (i) becoming the beneficial owners of additional shares of the Company’s common stock that would result in the Exempt Persons beneficially owning, in the aggregate, each of 25% or more, 33 1/3% or more and 50% or more of the Company’s then outstanding common stock (the “Applicable Thresholds”) or (ii) entering into any agreement, arrangement or understanding which would result in the Exempt Persons beneficially owning, in the aggregate, shares equaling or exceeding an Applicable Threshold. Other than the above notice requirement, the Stockholder Agreement does not limit the ability of the Exempt Persons to acquire additional shares of the Company’s common stock.

Also in connection with the Board Approval, the Board, by a vote of the Disinterested Directors, approved the receipt by Michael Larson, Business Manager of Cascade and member of the Company’s Board, of director stock options and other director compensation, as well as the acquisition of shares by Mr. Larson in the future, including through the exercise of stock options. Mr. Larson currently holds an option to acquire 50,000 shares of the Company’s common stock.

The foregoing summary of the Stockholder Agreement is qualified in its entirety by reference to such agreement, a copy of which is included as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Stockholder Agreement, dated August 16, 2010, among AutoNation, Inc., Cascade Investment, L.L.C. and the Bill & Melinda Gates Foundation Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando Executive Vice President, General Counsel and Secretary

Dated: August 16, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Stockholder Agreement, dated August 16, 2010, among AutoNation, Inc., Cascade Investment, L.L.C. and the Bill & Melinda Gates Foundation Trust